Exhibit 99.1

Wag! Announces Record First Quarter 2022 Results,

Exceeds Initial Revenue and Adjusted EBITDA

Guidance

Wag!’s First Quarter Results Drives Outperformance Ahead of Planned Business

Combination with CHW Acquisition Corporation

Revenue Increased 273% Year Over Year in First Quarter 2022, Including Significant

Adjusted EBITDA Improvements

Reaffirms 2022 and 2023 Outlook

San Francisco – April 20, 2022 – Wag Labs, Inc. (“Wag!” or the “Company”), an American pet services marketplace company powering a mobile-first technology platform that enables on-demand and scheduled dog walking, training, and other pet care services, which recently announced it would become publicly traded through a merger with special purpose acquisition company, CHW Acquisition Corporation (Nasdaq: CHWA; “CHW”), today announced financial results for its first quarter ending March 31, 2022. Wag! also reiterated its guidance for the year ending December 31, 2022 and 2023, as previously presented in its Investor Presentation, available at investors.wag.co.

Garrett Smallwood, Chief Executive Officer of Wag!, stated: “We are extremely proud of the results we achieved in the first quarter of 2022, which exceeded our expectations. With more than 23 million pet parents adopting a new pet during the pandemic, the market potential for Wag! users continues to grow. We are relentlessly focused on a balance of growth, margin, and profit, and are encouraged by the return-to-office trend we are seeing across the country.”

Smallwood continued, “Pet Parents are expressing concerns about missing their pets as they return-to-office, dine-out, and engage in other out-of-home social activities. We have high visibility into this return-to-normal behavior, as demonstrated by Wag!‘s LTV:CAC, which increased to 4:1 in Q1'22. The LTV charts show that our recent cohorts’ lifetime value (“LTV”) continues to expand higher than previous periods, demonstrating both LTV momentum and durability. In the coming quarters, we intend to pursue significant awareness growth for our platform and plan to meet new pet parents via strategic partnerships and performance marketing initiatives.”

First Quarter 2022 Highlights:

●	Gross Bookings increased 141% to $17.5 million, compared to $7.3 million in the first quarter of 2021.

●	Revenue increased 273% to $9.7 million, compared to $2.6 million in the first quarter of 2021.

●	Net loss improved to $(2.4) million from $(2.7) million in the first quarter of 2021.

●	Adjusted EBITDA improved to a loss of $(2.1) million from a loss of $(2.6) million in the first quarter of 2021.

Recent Business Highlights:

●	Increased active Pet Parent Wag! Premium penetration year-over-year from 33% to 48%, which is exceedingly bullish as Pet Parents who subscribe to Wag! Premium are paying an additional $9.99 per month and signaling their intent to increase their Wag! usage.

●	As of Q1'22, we've seen our Pet Parent multi-service attach rate increase to 26%. This is up from 20% reported in October 2021. We are increasingly expanding the share-of-wallet captured by the Wag! Platform by helping Pet Parents address a multitude of problems.

●	Improved the take rate to 55% in the first quarter 2022, driven by increased Wag! Premium penetration and continued diversification of the platform including significant growth in the Wellness category.

●	Rapidly recovered out of the pandemic, with first quarter 2022 gross bookings up 141% from the same period in 2021.

●	Launched Browse & Book in combination with Wag! Premium, simplifying how Pet Parents discover and book more than 400,000 highly-rated local overnight sitters, boarders, walkers, and trainers.

●	Simplified the Wag! Pet Parent sign-up and pet profile experience, lowering the barrier to entry and making it easier to use Wag!.

●	Reached a total of 325,012 Platform Participants in Q1’22.

On February 3, 2022, Wag! announced plans to become listed through a $350 million business combination with CHW Acquisition Corporation.

Outlook

Wag! is reaffirming its guidance for the year ending December 31, 2022 and the year ending December 31, 2023, as previously presented in its Investor Presentation available at investors.wag.co:

●	Full Year 2022 Guidance:

○	Gross Bookings of $93.4 million

○	Revenue of $41.8 million

○	Adjusted EBITDA of $(15.6) million

●	Full Year 2023 Guidance:

○	Gross Bookings of $163.5 million

○	Revenue of $71.0 million

○	Adjusted EBITDA of $(10.7) million

Business Combination Transaction:

On February 3, 2022, Wag! announced a definitive business combination agreement with CHW Acquisition Corporation (Nasdaq: CHWA) (“CHW”). Upon the closing of the business combination, which is expected in the second quarter of 2022, the combined company will be named Wag! Group Co. Wag! intends to list the common stock of the combined company on the Nasdaq under the new ticker symbol, “PET”.

Form S-4 Filing

On March 10, CHW filed its Registration Statement on Form S-4 with the U.S. Securities and Exchange Commission (“SEC”) in connection with the previously announced business combination transaction between Wag! and CHW. The filing can be accessed at https://www.sec.gov/.

Non-GAAP Financial Measures and Other Operating Metrics

Adjusted EBITDA is a non-GAAP financial measure defined as net income (loss) adjusted for (benefit from) income taxes, interest income (expense), depreciation and amortization, and stock-based compensation expense. Adjusted EBITDA provides a basis for comparison of our business operations between current, past, and future periods by excluding items from net income (loss) that we do not believe are indicative of our core operating performance.

Gross bookings is defined as the total dollar value of a transaction booked via the platform for pet and wellness services, in each case without any adjustment for discounts or refunds, Pet Caregiver earnings and Pet Parent incentives. Bookings are an indication of the scale of our current platform, which ultimately impacts revenue.

Take rate is calculated as revenue divided by gross bookings.

Platform Participant is defined as a Pet Parent or Pet Caregiver who transacted on the Wag! platform for a service in the quarter. Services includes dog walking, sitting, boarding, drop-ins, training, premium, telehealth services, wellness plans, and pet insurance plan comparison.

About Wag! – Wag.co

Wag! strives to be the #1 app for pet parents, offering access to 5-star dog walking, pet sitting, expert pet advice and training from local pet caregivers nationwide. Wag!'s community of over 400,000 pet caregivers are pet people, and it shows. Making pet parents happy is what Wag! does best. With safety and happiness at the forefront, pet caregivers with Wag! have a trusted record of experience with over 12.1 million pet care services completed by pet caregivers on the Wag! Platform and over $325 million total bookings across all 50 states, resulting in more than 96% of services earning 5 stars.

About CHW Acquisition Corporation – www.chwacquisitioncorp.com

CHW is a blank check company formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses. The focus of the team is to pursue a business combination within the consumer, health and wellness or retail sector. Management is led by Jonah Raskas, Mark Grundman, and Paul Norman.

Additional Information and Where to Find It

In connection with the proposed business combination, on March 10, 2022, CHW filed a registration statement on Form S-4 (the "Form S-4") with the Securities and Exchange Commission (the "SEC"). The Form S-4 includes a proxy statement of CHW and a prospectus of Wag!, referred to as a proxy statement/prospectus. The proxy statement/prospectus will be sent to all CHW shareholders. Additionally, CHW will file other relevant materials with the SEC in connection with the proposed business combination. Copies of the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC may be obtained free of charge at the SEC's website at www.sec.gov. Before making any voting or investment decision, investors and security holders of CHW are urged to read the Form S-4, the proxy statement/prospectus and all other relevant materials filed or that will be filed with the SEC in connection with the proposed business combination because they will contain important information about the proposed business combination and the parties to the proposed business combination.

Participants in Solicitation

CHW, Wag! and their respective directors and executive officers, under SEC rules, may be deemed to be participants in the solicitation of proxies of CHW's shareholders in connection with the proposed business combination. Investors and security holders may obtain more detailed information regarding the names and interests in the proposed business combination of CHW's directors and officers in CHW's filings with the SEC, including CHW's initial public offering prospectus, which was filed with the SEC on August 30, 2021, CHW's subsequent quarterly reports on Form 10-Q, annual reports on Form 10-K and the Form S-4. To the extent that holdings of CHW's securities by CHW's insiders have changed from the amounts reported therein, any such changes have been or will be reflected on Statements of Change in Ownership on Form 4 filed with the SEC. Information regarding the persons who may, under SEC rules, be deemed participants in the solicitation of proxies to CHW's shareholders in connection with the business combination will be included in the proxy statement/prospectus relating to the proposed business combination when it becomes available. You may obtain free copies of these documents as described in the preceding paragraph.

No Offer or Solicitation

This communication shall not constitute a proxy statement or solicitation of a proxy, consent or authorization with respect to any securities or in respect of the proposed business combination. This communication shall also not constitute an offer to sell or a solicitation of an offer to buy any securities of CHW or Wag!, nor shall there be any sale of securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. No offering of securities shall be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended.

Forward-Looking Statements

This communication includes "forward-looking statements" within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 with respect to the proposed business combination between CHW and Wag!. Words such as "expect," "estimate," "project," "budget," "forecast," "anticipate," "intend," "plan," "may," "will," "could," "should," "believe," "predict," "potential," "continue," "strategy," "future," "opportunity," "would," "seem," "seek," "outlook" and similar expressions are intended to identify such forward-looking statements. Forward-looking statements are predictions, projections and other statements about future events that are based on current expectations and assumptions and, as a result, are subject to risks and uncertainties that could cause the actual results to differ materially from the expected results. These statements are based on various assumptions, whether or not identified in this communication. These forward-looking statements are provided for illustrative purposes only and are not intended to serve as, and they must not be relied on by an investor as, a guarantee, an assurance, a prediction or a definitive statement of fact or probability. Actual events and circumstances are difficult or impossible to predict and will differ from assumptions. These forward-looking statements include, without limitation, Wag!'s and CHW's expectations with respect to anticipated financial impacts of the proposed business combination, the satisfaction of closing conditions to the proposed business combination, and the timing of the completion of the proposed business combination. You should carefully consider the risks and uncertainties described in the "Risk Factors" section of CHW's initial public offering prospectus and its subsequent quarterly reports on Form 10-Q and annual reports on Form 10-K. In addition, there will be risks and uncertainties described in the Form S-4 and other documents which are or will be filed by CHW from time to time with the SEC. These filings would identify and address other important risks and uncertainties that could cause actual events and results to differ materially from those contained in the forward-looking statements. Many of these factors are outside Wag!'s and CHW's control and are difficult to predict. Many factors could cause actual future events to differ from the forward-looking statements in this communication, including but not limited to: (1) the outcome of any legal proceedings that may be instituted against CHW or Wag! following the announcement of the proposed business combination; (2) the inability to complete the proposed business combination, including due to the inability to concurrently close the business combination and related transactions, including the private placement of common stock, borrowing under the credit facility or due to failure to obtain approval of the shareholders of CHW; (3) the risk that the proposed business combination may not be completed by CHW's business combination deadline and the potential failure to obtain an extension of the business combination deadline if sought by CHW; (4) the failure to satisfy the conditions to the consummation of the proposed business combination, including the approval by the shareholders of CHW, the satisfaction of the minimum cash requirement following any redemptions by CHW's public shareholders and the receipt of certain governmental and regulatory approvals; (5) delays in obtaining, adverse conditions contained in, or the inability to obtain necessary regulatory approvals or complete regulatory reviews required to complete the proposed business combination; (6) the occurrence of any event, change or other circumstance that could give rise to the termination of the business combination agreement; (7) volatility in the price of CHW's or Wag!'s securities; (8) the risk that the proposed business combination disrupts current plans and operations as a result of the announcement and consummation of the business combination; (9) the inability to recognize the anticipated benefits of the proposed business combination, which may be affected by, among other things, competition, the ability of the combined company to grow and manage growth profitably, maintain relationships with users and suppliers and retain key employees; (10) costs related to the proposed business combination; (11) changes in the applicable laws or regulations; (12) the possibility that the combined company may be adversely affected by other economic, business, and/or competitive factors; (13) the risk of downturns and a changing regulatory landscape in the highly competitive industry in which Wag! operates; (14) the impact of the global COVID-19 pandemic; (15) the potential inability of Wag! to raise additional capital needed to pursue its business objectives or to achieve efficiencies regarding other costs; (16) the enforceability of Wag!'s intellectual property, including its patents, and the potential infringement on the intellectual property rights of others, cyber security risks or potential breaches of data security; and (17) other risks and uncertainties described in CHW's initial public offering prospectus, its subsequent Quarterly Reports on Form 10-Q and Annual Reports on Form 10-K, and the Form S-4. These risks and uncertainties may be amplified by the COVID-19 pandemic, which has caused significant economic uncertainty. Wag! and CHW caution that the foregoing list of factors is not exclusive or exhaustive and not to place undue reliance upon any forward-looking statements, including projections, which speak only as of the date made. Neither Wag! nor CHW gives any assurance that Wag! or CHW will achieve its expectations. None of Wag! or CHW undertakes or accepts any obligation to publicly provide revisions or updates to any forward-looking statements, whether as a result of new information, future developments or otherwise, or should circumstances change, except as otherwise required by securities and other applicable laws.

Wag Labs, Inc
Consolidated Statements of Operations

	Three Months Ended March 31,
($ in thousands, except per share amounts)	2022	2021
Revenues	$9,666	$2,589
Costs and expenses:
Cost of revenues (exclusive of depreciation and amortization shown separately below)	806	523
Platform operations and support	2,577	2,446
Sales and marketing	6,082	605
General and administrative	2,367	1,663
Depreciation and amortization	152	55
Total costs and expenses	11,984	5,292

Interest expense, net	(32)	(5)
Loss before income taxes	(2,350)	(2,708)
Income tax expense	-	-
Net loss	$(2,350)	$(2,708)
Net loss per share

Basic and diluted	$(0.37)	$(0.48)
Weighted-average shares used to compute net loss per share
Basic and diluted	6,297,398	5,634,632

Wag Labs, Inc.
Adjusted EBITDA Reconciliation

	Three Months Ended March 31,
	2022	2021
($ in thousands)
Revenues	$9,666	$2,589
Adjusted EBITDA reconciliation:
Net loss	$(2,350)	$(2,708)
Add:
Interest expense, net	32	5
Depreciation and amortization	152	55
Share based compensation	54	61
Tax expense	-	-
Adjusted EBITDA	$(2,112)	$(2,587)

Contacts

Media:

Wag!: Media@wagwalking.com

ICR for Wag!: Wag@icrinc.com

CHW:

info@chwacquisitioncorp.com

Investor Relations:

ICR for Wag!: WagIR@icrinc.com